Exhibit 12.1


                              KANSAS CITY SOUTHERN
                            AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                 As of December 31st                           As of March 31st
                                            -------------------------------------------------------------   ----------------------
                                               2003         2002         2001        2000         1999         2004        2003
                                            ----------   ----------   ----------  ----------   ----------   ----------  ----------
Pretax income/(loss) from continuing
operations, excluding equity in
earnings of unconsolidated affiliates       $  (10.5)    $   20.7     $    6.8    $   (2.0)    $   12.0     $    3.9    $   (3.4)

Interest Expense on Indebtedness                46.4         45.0         52.8        65.8         57.4         10.8        11.5

Portion of Rents Representative of
an Appropriate Interest Factor                  19.1         18.3         18.9        19.4         18.0          5.0         4.8

Distributed income of equity investments          -            -           3.0         5.0           -            -           -
                                            -------------------------------------------------------------   ----------------------
  Income (Loss) as Adjusted                 $   55.0     $   84.0     $   81.5    $   88.2     $   87.4     $   19.7    $   12.9
                                            -------------------------------------------------------------   ----------------------

Fixed Charges:

Interest Expense on Indebtedness            $   46.4     $   45.0     $   52.8    $   65.8     $   57.4     $   57.4    $   11.5

Capitalized Interest                              -           1.7          4.2          -            -            -           -

Portion of Rents Representative
of an Appropriate Interest Factor               19.1         18.3         18.9        19.4         18.0          5.0         4.8

Preferred Security Dividends as defined
by Item 503(d)(B) of Regulation S-K              7.7          0.4          0.4         0.4          0.4          3.5         0.1

                                            ----------   ----------   ----------  ----------   ----------   ----------  ----------
  Total Fixed Charges                       $   73.2     $   65.4     $   76.3    $   85.6     $   75.8     $   10.3    $   16.4
                                            ----------   ----------   ----------  ----------   ----------   ----------  ----------

RATIO OF EARNINGS TO FIXED CHARGES                -  (a)     1.28         1.07        1.03         1.15         1.02          -  (b)
                                            ==========   ==========   ==========  ==========   ==========   ==========  ==========


Note: Excludes amortization expense on debt discount due to immateriality

     (a) For the year ended December 31, 2003, the ratio of earnings to fixed charges was less than 1:1. The ratio of earnings to fixed charges would have been 1:1 if a deficiency of $18.2 million was eliminated.

     (b) For the three months ended March 31, 2003, the ratio of earning to fixed charges was less than 1:1, the ratio of earnings to fixed charges would have been 1:1 if a deficiency of $3.5 million was eliminated.